EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

    Parent Company                       Subsidiary Company                  State of Incorporation
    --------------                       ------------------                  ----------------------
 Oneida Financial Corp                 The Oneida Savings Bank                      New York

The Oneida Savings Bank            Oneida Preferred Funding Corp.                   New York

The Oneida Savings Bank           Bailey & Haskell Associates, Inc.                 New York

The Oneida Savings Bank             The State Bank of Chittenango                   New York

The Oneida Savings Bank            Workplace Health Solutions Inc.                  New York

The Oneida Savings Bank             Benefit Consulting Group Inc.                   New York